UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

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SCHEDULE 14A

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On December 13, 2004, 3Com Corporation and TippingPoint Technologies, Inc. held a public conference call to discuss the proposed acquisition of TippingPoint by 3Com. A transcript of the call is set forth below and incorporated by reference into this filing.

Operator

Good day, everyone, and welcome to this 3Com Corporation conference call. Today’s call is being recorded, and at this time for opening remarks and introductions, I’d like to turn the call over to the Director of Investor Relations, Ms. Ciel Caldwell. Please go ahead, ma’am.

Ciel Caldwell - 3Com Corporation—Director, IR

Thank you. Hello, this is Ciel Caldwell of 3Com Investor Relations. Here with me today are Bruce Claflin, President and CEO of 3Com, Kip McClanahan, CEO of TippingPoint, and Don Halsted, Executive Vice President and CEO of 3Com. The purpose of this call is to discuss 3Com’s recently-announced definitive agreement to acquire TippingPoint.

Following prepared comments, we will hold a question and answer session. We will not be discussing 3Com’s second fiscal quarter results on this call. Questions regarding 3Com’s results will be addressed at the already-scheduled earnings call on Thursday, December 16th, at 5:00 p.m. Eastern standard time.

This presentation contains forward-looking statements within the meaning of the Federal Securities laws. Such forward-looking statements are subject to risks and uncertainties that could cause actual results to differ. These risks and uncertainties are disclosed in our press release announcing the acquisition, which is posted on our website at www.3Com.com/IR and in our quarterly report on Form 10Q for the quarter ended August 27th, 2004, filed with the Securities & Exchange Commission.

Earlier today we issued a press release describing the agreement reached between the two companies in which 3Com will acquire all shares of TippingPoint. To elaborate on this agreement, I will now turn the call over to 3Com’s President and CEO, Bruce Claflin. Bruce?

Bruce Claflin - 3Com Corporation—President & CEO

Thank you, Ciel, and good afternoon. We’re pleased to announce what we believe will be an extremely beneficial transaction for TippingPoint and 3Com customers, and which will, in turn, drive increased shareholder value.

TippingPoint is the leading provider of network-based intrusion-prevention systems that deliver in-depth application protection, infrastructure protection and performance protection, for corporate enterprises, government agencies, service providers, and academic institutions.

The IPS market is an emerging, fast-growing space addressing issues that are top of mind for CIOs. With security and networking swiftly converging to offer best-in-class solutions for enterprise requirements, this acquisition demonstrates 3Com’s commitment to leadership in the enterprise market. We believe that TippingPoint is a perfect fit for this valued proposition with our best-in-class offerings and proven growth track record.

Overall, this is a compelling business investment for 3Com for three main reasons: One, we can cross-leverage the best attributes of both companies on day one. TippingPoint not only has existing and in-process hardware-based IPS technology, but also contributes go to market expertise on the valued proposition of these products for customers. 3Com has the ability to bring the expertise of TippingPoint to enterprise customers on a worldwide basis immediately, as well as offer world-class service support and networking options for these customers.

Two, over time we can develop network solutions with focus on lower cost, strength of defense, and ease of installation. This will allow us to target TippingPoint Technologies to small and mid-sized businesses, leveraging 3Com’s massive channel infrastructure to these markets.

In addition, 3Com and TippingPoint early on saw the importance of converged network traffic — voice, data, video and fax — and early on both companies invested in building technologies that focus not just on data traffic, but voice as well.

In addition, we have opportunities to leverage our infrastructure capabilities, such as supply chain, to take costs out of products, and we can leverage areas like service to add value around the products we sell.

And the third area, is the very valuable personnel. We will be keeping TippingPoint as a business division within 3Com. Kip will be staying on, reporting to me as the president of this division, and we respect the TippingPoint employees as integral to our joint success. We will partner our teams in order to improve results for customers and shareholders. Now here’s Kip, CEO of TippingPoint, for additional insights.

Kip McClanahan - TippingPoint Technologies, Inc.—CEO

Thanks, Bruce, and I’ll be brief. This is a real win for TippingPoint customers, 3Com customers, and TippingPoint employees. 3Com brings resources for us to deliver increased customer support as well as accelerate our global market penetration.

TippingPoint’s best in breed intrusion prevention systems automatically protect customers from attacks and misuse, while maintaining network performance level in an unparalleled manner, but we needed reach.

Earlier this year and throughout this year we’ve been working to organically grow our channels, our sales force, and reach out to our customer base to sell products worldwide. And joining with 3Com allows us to extend our reach as well as leverage 3Com’s global service and support capabilities to very quickly bring our products to a much wider market.

My team and I are really looking forward to joining with 3Com. As Bruce outlined, we’re well aligned on the vision of what this combined company will bring to our customers On day one, we can offer immediate benefit by cross-leveraging, as Bruce said, our core competencies. This we followed by driving to a vision of delivering the products and services that are easy to use and cost effective for our customers. I’ll turn it over to Don Halsted to discuss the financial aspects of the agreement, and then I think we’ll have some Q&A.

Don Halsted - 3Com Corporation—EVP & CFO

Thank you, Kip. Let me give you some of the deal specifics. The agreed-to purchase price for TippingPoint’s outstanding shares is $47 per share to be paid in cash. In addition, we will be converting and assuming the outstanding employee options as of the closing date of the agreement. The total purchase price is expected to be approximately $430 million.

The $47 a share represents a 13% premium to Friday’s closing price of $41.66 per share, and a 38% premium to the average of the last 30 days price. We expect this transaction to close in the next couple of months, and it’s still subject to various standard closing conditions. While the total purchase price is expected to be $430 million, we will be receiving net cash of approximately 25 to 30 million, bringing the net cost down to about 400 million.

We believe that this is a well-directed investment and an appropriate use of 3Com’s balance sheet. We will be implementing a focused approach for realizing the value of the synergies that Bruce and Kip discussed.

We will initially focus on ensuring a stable environment for all existing TippingPoint customers and channels, expanding the international reach, then move on to aligning the two groups to effectively develop new solutions to bring to market. Execution in these areas is how 3Com will realize the full value of this investment.

We will not be issuing forward-looking guidance for the combined companies at this time. There’s still a number of factors that need to be addressed and concluded during the closing period.

Additionally, we will remain consistent with our position of only issuing guidance for one quarter out, and since the closing is expected to be near the end of our fiscal Q3, we will address guidance in the third-quarter earnings report.

In closing, I want to reiterate, we firmly believe this will be a beneficial transaction for the combined customer base, all of our employees, and 3Com shareholders. These benefits will start to be realized day one and increase from there.

Now we will open up the call for questions. Operator?

QUESTION AND ANSWER

Operator

Thank you. The question and answer session will be conducted electronically. If you do wish to signal for a question, you may do so by pressing the star key, followed by the digit 1 on your touch-tone phone. Once again, that is star 1 on your touch-tone phone to signal for any questions. If you are using a speaker phone today, please make sure your mute function is turned off so that your signal will reach our equipment. Once again, that is star 1 on your touch-tone phone to signal for any questions, and we’ll pause for a moment Our first question today comes from Jiong Shao with Lehman Brothers.

Jiang Shao - Lehman Brothers—Analyst

Thank you very much. I have two questions. The first question is, is that I have heard that the TippingPoint product is IDS supplies is targeted for larger enterprises, and I was just wondering, can you provide some comments on how this particular box fit in your product portfolio and how the channels — because the current 3Com channel is most SMB-based resellers and how that fit together?

Bruce Claflin - 3Com Corporation—President & CEO

And Jiong Shao, you had a second question?

Jiang Shao - Lehman Brothers—Analyst

Yes, the second question I was going to ask, because in the past, Bruce, I know you have, you have commented about some acquisitions in some other areas like Layer 4-7 and others, I was wondering where we are on those initiatives—

Bruce Claflin - 3Com Corporation—President & CEO

Yeah, let me take that one first because it will be easy. I began publicly and consciously signaling to investors that I believed it would t was likely we would do acquisitions going forward, or certainly more likely than in the past. And I believed it because I thought our company was more stable, I believed the market conditions were more clear, and I was convinced that to augment our position, we needed to move up the stack in addition to our Layer 2, Layer 3 switching and routing to more intelligent network devices. And association as I described that, I said as examples, Layer 4-7, security, et cetera. This is where we focused above Layer 2 and 3 with security, and we picked it for several reasons: First, as you know, our strategy is to be a leading provider of secure, converged network solutions, and we believe that security was essential to be able to deliver convergence. We also believed that it was an area of an exceptional rate of growth. The intrusion prevention segment of the security market is estimated to grow at over 75% kegger (ph) for the next five years. And compare that to the other markets 3Com are in, which are estimated to grow at about 6%. And lastly, TippingPoint was an undisputed leader, both from a technology viewpoint, but as proven in the marketplace, with their intrusion prevention services capability.

And so, not only do they have promising technologies, but the promise had been confirmed by some substantial customer wins. So, for all these reasons, the applicability of security to our strategy, the importance of intrusion prevention in the market            ,and the leadership of TippingPoint, we wanted to bring them into the company.

Now, let me address how we intend to link that to 3Com. As you know, our company historically has played more in the small, mid-sized business, but we have been moving up more to the mid-to-large enterprise, and initially, this clearly cements our capabilities to a larger enterprise.

In addition, it’s not only that their products are applicable to the Fortune 1000 customer, but it is a top of mind issue for CIOs. It allows us to talk at a policy level executive about all of the issues that affect a network and the ability to deliver converged traffic, starting with a leadership security position, but in addition, I believe it can help us sell convergence as well as our underlying infrastructure products, but let me go back to this SMB position.

We do believe that over time, the TippingPoint Technologies can be packaged into a lower priced, drop-dead simple to install device that can protect a wide range of security risks to a small and mid-sized enterprise. And as that happens, we believe the existing channels can leverage the sale of that technology. So all of these are areas where we see value going forward.

Just a last point, and it has to do with geographic spread. TippingPoint overwhelmingly does business in North America, and have just recently begun to invest and expand in international markets. As you know, 3Com is much stronger in the international markets than the United States, and so one immediate area we’ll invest, is to take our global footprint and scale up their efforts to bring their technology to market.

And then lastly, in North America there are several customers where they have competed well at the trial phase, but were not selected because the customer was a global customer and wanted a supplier with a global foot print. We’ll now be able to compete with those customers as well.

Jiang Shao - Lehman Brothers—Analyst

Okay, great. Thanks, Bruce. Two quick follow-ups on your answers. Can you talk about the TippingPoint current distribute — is that most direct or indirect? And if indirect, how many models does TippingPoint have in the states?

Bruce Claflin - 3Com Corporation—President & CEO

Yes, I’ll ask Kip to answer that.

Kip McClanahan - TippingPoint Technologies, Inc.—CEO

Sure. TippingPoint does have an indirect model, although it’s fairly high-tech with our sales force, and we have about 80 selling partners in the United States. Certainly it’s an indirect model internationally as well. Tends to be 2-tier internationally and one tier in North America.

Jiang Shao - Lehman Brothers—Analyst

Okay, great. And the second, last follow-up is on the equity. Bruce, should we consider maybe this is the last acquisition, or the acquisition for a while? Are you still actively looking out for anything beyond or above Layer 2-3?

Bruce Claflin - 3Com Corporation—President & CEO

We never say never. Let me try and characterize it this way. I believe in terms of investments up the stack. I don’t believe we have anything certainly in our sights. We will continue to look in two areas: One, is if there are technologies that are important in rounding out our portfolio, and the second would be customer acquisition. If there was an opportunity to acquire a substantial customer footprint, that would be interesting as well. But I think you’re probably getting back to the question of do we then see a Layer 4-7 acquisition? And the answer’s no.

One point that I love about this company is a core competency, is their ability to do not just deep packet, but full-packet inspection and have a granular and precise knowledge of all traffic flows. The reason that’s important is you can not only address security, you can also address other things like content switching, load balancing, of bandwidth optimization.

And as a by-product, one of the intriguing things we found when we talked to TippingPoint customers is, they initially bought the product because of security, and one of the unintended benefits was bandwidth was freed up. Because the customers found they had enormous volumes of rogue traffic wandering across their networks consuming their bandwidth that, once stripped out, gave them more bandwidth back. So that’s what I mean by leveraging the competency in many ways.

Jiang Shao - Lehman Brothers—Analyst

Thanks a lot.

Operator

And our next question comes from William Becklean with Oppenheimer.

Bruce Claflin - 3Com Corporation—President & CEO

Hi Bill. Go ahead.

William Becklean - Oppenheimer—Analyst

Bruce, how are you? I’d like to pursue the channel question a little bit. The channel partners that currently exist for TippingPoint. My impression is that there are a couple of different channels out there. You know, the one that you have typically have addressed is the channel to serve integrated networks, like USA converged networks. The whole system. And you have system integrators, by and large as resellers, but there’s a whole other channel out there that’s sold security solutions as specialists in security that really haven’t ever really done much with networking— integrated networks. So my question is, the 80 selling partners that TippingPoint has in the U.S. now, are they guys in the security channel? And when you bring them into the 3Com channel, typically your guys are used to selling integrated solutions, but you can’t, you can’t pull enough TippingPoint product through in an integrated sale right now, you’re going to have to be selling point security products. How do you do that in your channel?

Kip McClanahan - TippingPoint Technologies, Inc.—CEO

So a couple questions there. Certainly how we can make this efficient in 3Com channel, Bruce can handle that. But this is Kip and let me talk a little bit about some of the characteristics of the TippingPoint channel without getting into naming names and too many details. What’s very important about TippingPoint is that we have come at the security challenge and the intrusion prevention space with a very network-centric approach. And what that means is a lot of people that use our product look at the box as a piece of networking infrastructure. We’ve built it that way, it racks and stacks that way, and it gets managed that way, so consequently, our buyers and selling partners do have some security focus in expertise, there’s no question about that, but along that same lines, they have just as much networking expertise and solutions— networking sales capability as well.

So I think that makes it a lot easier to go talk to other folks who have additional networking-solutions sale capability and that’s probably a lower barrier to success there. I’d say of the 80 selling partners that we have, in terms of core security expertise, it’s probably half or less that would probably hang their hat on security as their domain.

William Becklean - Oppenheimer—Analyst

That’s half the question, but the other half is, 3Com’s channel is really not specialized in security.

Bruce Claflin - 3Com Corporation—President & CEO

Be careful on that. Just as Kip said, that they’re security with a network orientation, we’re a networking supplier who have a security orientation. So a subset of our channel are very much moving and investing in security solutions. It’s not all of them. And so, as I rule of thumb, all of the channels authorized by TippingPoint will remain authorized as they come into 3Com, and then we will selectively go through the existing 3Com channel, and for those who are making investments in security, we will then authorize them as well.

So you’re right, Bill, not all of our channels are applicable, but the world is no longer nicely built out by security versus networking. They’re increasingly coming together, and those channels who have that vision are the type we’ll go after.

William Becklean - Oppenheimer—Analyst

Okay, thanks, Bruce.

Operator

And, we’ll take our next question from Eric Suppiger with Pacific Growth.

Erik Suppiger - Pacific Growth Equities—Analyst

Hi Bruce. I have two questions for you. First of all, what are you doing to retain the employees of TippingPoint in light of the fact that you’re doing this transaction in cash? And then secondly, would it make sense to complement the intrusion prevention with with firewall VPN technology going forward?

Bruce Claflin - 3Com Corporation—President & CEO

Yeah, both very good questions. Let me take the first one. Our goal is to retain every single man and woman in the company, and to do that, we want to make it attractive in two ways. I’ll call it the “psychic income” and the “financial income”. The psychic income is obvious. Is it an exciting place to work? Do we invest, help them grow, scale their technologies? And that is clearly our intent. We intend to do this over time. I might say the beauty is that there’s nothing overlapping. We have no overlapping technologies, overlapping investments, overlapping channels, customers, partners, everything is additive. And so we don’t have the conflict that often you get when you do an acquisition where somebody’s gotta go. In this case, it’s an easier integration and it’s all upside to the TippingPoint employees.

Let me talk about the financial income. Don talked about the acquisition costs of the gross 430 minus cash that is already on hand, it’s about 400, but if you do the math — and Don help me on this — I think the actual cash out is actually 350, 370 net?

Don Halsted - 3Com Corporation—EVP & CFO

It’s around 350 net, correct.

Bruce Claflin - 3Com Corporation—President & CEO

So between that it’s essentially converting equity options that existing TippingPoint employees have to 3Com options and that is substantial value, most of which is unvested. In other words, it is in the best interests of the vast majority of TippingPoint employees financially to stay with the Company and to be able to get the investing that will occur overtime.

And lastly, we’re not gonna sit there. As we come together, we’ll put them under 3Com financial payments of cash, salary, bonus, benefits, and additional equity for good performers. So, we don’t see any of the conflict that usually exists in some kind of acquisition, where there’s consolidation. We think that it’s enormously exciting for the TippingPoint employees, and it is an enriching event, much of it which is still to be vested or to be awarded to them.

Erik Suppiger - Pacific Growth Equities—Analyst

And firewall VPN?

Bruce Claflin - 3Com Corporation—President & CEO

Oh, I’m sorry, yes. Basically, I believe that firewall technologies in various forms are gonna continue to be an important part of the overall security approach that enterprises take, albeit the way they deploy them will be different. As an example, 3Com today has an embedded firewall technology, which we put directly in a client. It’s a highly-hardened solution for environments where there’s a rigid requirement for security, particularly in the government environment. In this regard, TippingPoint and 3Com’s firewall products are complementary.

We also have a security switch that runs best of breed industry-standard software. Most of it is in the area of firewall technology. The switch allows the customer to consolidate multiple appliances into a single device and manage them easier, and we believe that’s an important part of our security going forward. So, the combination of existing 3Com products as well as TippingPoint, will give us a breadth of solution that we don’t see anyone else in the industry carrying.

And lastly, we have our overall network management system, called NEMS, which will integrate over time very rapidly all of the capabilities of TippingPoint so that at one console you can manage all of your voice, data, network infrastructure, including all of your security devices from a single console.

Erik Suppiger - Pacific Growth Equities—Analyst

If I could just come back to the first question for a second, how— what kind of vesting schedule, you know, of the incremental cash that’s being paid out — can you just give us a feel for how much incentive the people have to stay for that?

Bruce Claflin - 3Com Corporation—President & CEO

Well, it’s variable from the top guys to the bottom guys. I would say that — well, it’s hard to characterize it because all of them receive the potential to make a substantial amount of money if they stay with the company, but I would say there are only a few for whom the amount is life changing. So, let me try and put this in callous terms. I think the average TippingPoint employee should be pleased at the potential wealth they created if they stay with the company, but it isn’t for the average employee so sufficient that they can go retire on a Caribbean island. And therefore, I believe that they will still find it attractive, again, both for the value and quality of the work, as well as the financial rewards that will hopefully come in the future by taking 3Com equity up over time.

Erik Suppiger - Pacific Growth Equities—Analyst

Very good. Thank you.

Operator

And we’ll go next to Manny Recarey with Kaufman Brothers. Your line is open, sir. Please go ahead.

Manuel Recarey - Kaufman Brothers—Analyst

Oh. Sorry. Can you hear me?

Bruce Claflin - 3Com Corporation—President & CEO

Yes, Manny.

Manuel Recarey - Kaufman Brothers—Analyst

Great, thanks. A couple questions. One; are there any breakup fees that are associated with the deal right now?

Bruce Claflin - 3Com Corporation—President & CEO

Don, do you want to take that?

Don Halsted - 3Com Corporation—EVP & CFO

Yes, there is a breakup fee in the deal on the order of about 3%.

Manuel Recarey - Kaufman Brothers—Analyst

Okay. In reaching an agreement, was there an auction process for TippingPoint or was it mostly just the two companies getting together and talking about the opportunities that they have?

Bruce Claflin - 3Com Corporation—President & CEO

It was the two companies getting together. We had a substantial, robust, and prolonged discussion on terms that ended about five minutes before the announcement, as these things always do. I would tell you, from a 3Com perspective, we had access to very detailed financial projections, customer projections, customer forecasts. We talked to their customers directly and to their channels. We took their technology, embedded it not only in our own labs for evaluation, but third party labs. We hired expert security consultants to advise us on the quality of the technology and then we retained outside advisors, Goldman Sachs, who not only advised our Board, but did a fairness opinion. So we believe we did a very rigorous review of what we believe is an appropriate amount to offer and TippingPoint’s board agreed.

Kip McClanahan - TippingPoint Technologies, Inc.—CEO

They kept us pretty busy.

Manuel Recarey - Kaufman Brothers—Analyst

Thanks. Appreciate that answer, though. On the synergies, I know you’re not giving out any numbers with regard to that, at least not yet, but I guess a way to look at it is, since there’s not a lot of overlap between the two companies, they will be more in kind of the soft synergies as opposed to hard synergies, where you’re going to be cutting any costs or anything of that nature?

Bruce Claflin - 3Com Corporation—President & CEO

Yeah, any costs cut would be negligible. It’s more to avoid costs incurred if they had stayed independent to build out their infrastructure.

Manuel Recarey - Kaufman Brothers—Analyst

Okay, thanks. Actually, one more, if could you let my colleague, Jeff Englander ask a quick question.

Jeff Englander - Kaufman Brothers—Analyst

Good afternoon, Kip. It’s Jeff Englander. Just a quick question with respect to the employment agreements for both you and Adam. First part of the question is, will Adam be staying on? And in what capacity? And am I understanding correctly from the employment agreement that you know, half of your shares are automatically vested ineligible and then the other half will convert to 3Com stock?

Bruce Claflin - 3Com Corporation—President & CEO

Yeah, I’ll take this, It’s Bruce, as the employer — and Kip can certainly comment if he’d like—

Kip McClanahan - TippingPoint Technologies, Inc.—CEO

All right, boss man.

Bruce Claflin - 3Com Corporation—President & CEO

It’s actually pretty straight-forward. We have asked and received assurances that the top three executives will stay on as long as both parties wish that to be the case. We have insured that the equity incentives associated with those executives is lucrative, if they stay with us.

I don’t have any plans today to divulge the specifics, and until we actually do the acquisition, it would be premature, but I would tell you we have made it financially attractive for them to stay.

And I’d like to just elaborate on this, because it’s a broader question. Obviously, there are certain job positions that go away. There are very few of them, but you don’t have a public CEO, you don’t have a public company CFO, as examples. In those very few cases, the job goes away and there are very few of those in this acquisition, but that does not mean that the people go away. And so, our goal is quite simple:

Every man and woman in TippingPoint who wants to be part of the company and is committed to its success we have offered jobs to and we will make it attractive for them to stay.

Kip McClanahan - TippingPoint Technologies, Inc.—CEO

Jeff, let me put a personal point on that since you know this pretty well. So both Adam and I are very excited, just from a very personal standpoint. This is something that extends the company’s reach globally, our ability to touch customers and support customers globally, the acceleration of the same TippingPoint vision that you know well, and so, despite the — independent of the financial incentives and the stuff that Bruce was talking about, from a personal company-wide excitement level, I think there is a huge amount of gravity associated with this, and that’s just as exciting, if not more so, than the tactics that Bruce was talking about.

Jeff Englander - Kaufman Brothers—Analyst

Great, thank you very much! Congratulations.

Bruce Claflin - 3Com Corporation—President & CEO

Thanks!

Kip McClanahan - TippingPoint Technologies, Inc.—CEO

Thanks.

Operator

Our next question comes from Christin Armacost with SG Cowan.

Christin Armacost - SG Cowan—Analyst

Two questions. First, can you disclose TippingPoint’s 10% customers and how many they have?

Kip McClanahan - TippingPoint Technologies, Inc.—CEO

So, in the past — let’s see. Well, I think in the past four quarters, where we’ve been reporting, TippingPoint has never had a 10% customer. So we can disclose them, there are none. We certainly do have large customers, but no 10% customers to date.

Christin Armacost - SG Cowan—Analyst

Okay. And Bruce, you know, asking the question from another perspective, looking at the— looking at the landscape of security companies out there, there were ones that may have had a focus, a customer-based focus that was more closely aligned with the S&B market and probably an easier insertion strategy into the 3Com channel and product solutions. Why not focus with a company with more overlap in the S&B versus going as high end as the TippingPoint product as I understand it to be?

Bruce Claflin - 3Com Corporation—President & CEO

I think the critical point for us was not so much what market they go after, but to what degree are they network-centric. There are lots of security plays that run in an S&B space. There are software-based solutions that run on an appliance or PC device. They are highly segregated and separate from the network. They sit outside of the network and we have no interest in that because we don’t believe that’s the future of security and certainly is not the future of converged networking. So to us, the appeal was, as Kip said, this is a security company that from the beginning was designed to be a network-centric approach, and we believe that is fundamentally the way to go. The idea that somehow you protect your network by setting up peripheries we think is ultimately a false promise. The technologies are too mobile. They run inside and outside too much of the network. The risks are greater inside your enterprise than outside, and ultimately, you’ve got to protect all of the traffic that come into your network and that’s why we found this so attractive.

And the other too, if you look at what many network, excuse me, security solutions do today, they do— they look at a packet, they try and characterize a risk, and then often stop there and notify somebody, there appears to be something anomalous. By the time the network operator has a chance to understand the data presented, parse it out and see a risk, it’s far too late, your network is infected. Intrusion prevention, particularly the way TippingPoint does it, gives them enormous granularity in knowledge of what traffic is coming, and at a granular level, they can instantly see anomalies and instantly shut them down, quarantine, or put them aside, and as a result, they not only protect your network, they keep the good traffic flowing.

Quite simply, most security solutions today are a blunt instrument. They see something that looks odd and they shut down that bad traffic and everything that surrounds it, and in the process of trying to protect your network, they literally bring it down. That’s the beauty of what TippingPoint does and why it’s so tightly linked to networking.

Kip McClanahan - TippingPoint Technologies, Inc. - CEO

Let me just put one additional point on that. I certainly agree with everything Bruce just said. Your question was really around, you know, there might have been lower-end products that might have fit initially better, and one of the things I think excites both of us is that TippingPoint has had, from the beginning a carrier-class focus. Does that mean we sell to carriers? Absolutely, but far beyond that. The point is, you know, carrier class scales down. Software and appliances don’t scale up. And in fact, the Fortune 500 love to have carrier-class products. Fred’s Bait Shop, love to have a carrier-class product. Definitely, you have to start high and then you can work your way, end-to-end, in any network deployment. You can’t start low end and move up.

Bruce Claflin - 3Com Corporation - President & CEO

So think about the combination. They have a carrier class 5-9 reliable available security solution. 3Com has the VCX offering, a 5-9’s reliable voice solution. We believe we’re the only company in the world today who can advertise the security solution in which all elements are 5-9 tested and certified.

Christin Armacost - SG Cowan - Analyst

Thank you.

Operator

We’ll go next to Eric Buck with Janco Partners.

Eric Buck - Janco Partners - Analyst

Thank you. I’d like you to address on the convergence, the prospects for this functionality to converge into the existing or newly-sold routers and switches themselves and when and if that happens, is that enough of a differentiating factor to overcome some of the other vendors out there that may have a performance or brand name advantage relative to 3Com?

Bruce Claflin - 3Com Corporation - President & CEO

We believe that there may be the possibility — let me back it up. We know that from a technology viewpoint we can embed the TippingPoint capabilities directly into our switches and routers via blades, and we believe that if this is valuable to customers, it will most likely happen more at the core as opposed to the edge. And therefore, we wanted the technology to be in the company such that we can develop it this way if markets proved to be attractive. But it is not yet clear to us that that is the way security will be integrated. Certainly in the foreseeable future we don’t see it. So, it’s certainly an option we have. It will be one of the first joint development efforts underway is to validate the concepts, and we have the capability, but I do not believe you will see anything near-term from us on embedding the technology directly into the switching infrastructure.

Kip McClanahan - TippingPoint Technologies, Inc. - CEO

What becomes important there is does the technology, does the TippingPoint intrusion prevention solution, is it capable of sitting next to the networking infrastructure? Is it capable of being racked and stacked and manageable and reliable just like that infrastructure? Whether it’s sitting beside it in a rack or embedded eventually in the equipment there. And I think right, there the answer is yes, absolutely, and that’s one of the points of particular synergy here. And over time, whether it sits by itself or whether over time, it’s the truly the definition of the secure converged network, it’s very much dependent on what our customers tell us.

Eric Buck - Janco Partners - Analyst

How about from a competitive standpoint? I believe Cisco has IPS embedded in some of their routers. You expect that to happen? And so, if it’s a Cisco router or switch with embedded IPS versus 3Com-the IPS be enough to differentiate you and win the business for 3Com or do the — brand name win out?

Kip McClanahan - TippingPoint Technologies, Inc. - CEO

Yeah, a couple things there. I would certainly not say with Cisco’s embedded in their routers is an intrusion prevention system, certainly by any common definition. What they’re doing there is, they’re running a small chunk of software on their router processor hardware, which is a very zero-sum game type of scenario, but by any stretch of the definition, it is not something that delivers a broad-set you know, thousands of signatures running at wire speed, capable of running you know, tens of thousands of checks for misuse and abuse and parallel.

So, that you know, so there isn’t competitive pressure from somebody like a Cisco today. Here’s what our customers tell us, you know, from the Global 2000. They tell us that security— that their decisions around security are very much like shopping for a bullet-proof vest. And you know, if somebody was going to shop for a bullet-proof vest, you’re not going bargain hunting for that, you’re going to spend the money on the best bullet-proof vest money can buy. And the CSOs and CIOs who are making decisions on how to protect their businesses are making decisions on what is the best bullet-proof vest they can wrap around their business to keep it up and running.

So that is where they will not let, you know, random products be a proxy for a real inline high-speed purpose-built intrusion prevention system, and over time Cisco may eventually come out with an intrusion prevention system, but today there’s nobody who’s taken the same network-oriented approach and can perform at the levels that TippingPoint can.

Eric Buck - Janco Partners - Analyst

Okay, thank you.

Bruce Claflin - 3Com Corporation - President & CEO

Thank you.

Operator

Aalock Shah with Pacific Crest.

Aalock Shah - Pacific Crest - Analyst

Just a little new to the story and was wondering if you can talk about TippingPoint’s key competitors?

Bruce Claflin - 3Com Corporation - President & CEO

Sure. You know, I’d say, I can be fairly specific on that. Over the past four quarters, when we have our sales folks come in, I ask who they see out in the field most often, and that hasn’t changed over the past four quarters, so an approximate order of frequency, we see McAfee, Netscreen Juniper, and ISS. I think overtime we’ll see new entrants into the market. Symantec announced intrusion prevention system. We don’t expect to see them. We expect maybe Radware over in Asia-Pac, but certainly not in North America. We don’t see Cisco in sales cycles, but anticipate given their level of interest, eventually we will. But those are the folks we see.

Aalock Shah - Pacific Crest - Analyst

Thank you.

Operator

Our next question comes from Peter Cooper with Morgan Stanley.

Peter Cooper - Morgan Stanley - Analyst

Great, thanks very much. Quick question, guys. I’m hearing a lot about the channel, things of that nature, but maybe Kip, and both of you for that matter, what are some of the steps you’re gonna take from a marketing point of view? When we saw Juniper acquire Netscreen, we saw it pull back from the market, which benefited for competitors. What’s your thoughts of individualizing that problem?

Bruce Claflin - 3Com Corporation - President & CEO

Yeah that’s interesting. When we were doing the planning, the first thing we said was do no harm. And by that, it is we’re going to take their existing product and their existing customer set and we’re gonna double down on exactly that. And so we’ll take it and scale it to Europe and Asia, where they have essentially no footprint, and leverage ours. We’ll go back into the North America market and those class of customers who like the technology, but didn’t want to do business because they didn’t have a global footprint we’ll go right after them, and we’ll obviously invest in their existing channels simultaneously. So that’s the first thing. And continue to keep them focused where they are so good, just scale it faster.

Now, secondly, we believe it would be a mistake to take their sales force, which are security experts, and attempt to turn them into Layer 2 switching salesmen. And so, we will maintain them as a speciality sales force in security, over time, handling all of the security products at that 3Com offers. They will have incent incentives bring 3Com in where there’s a capability to leverage their customer and channels and vice versa. 3Com people and channels will be able to bring in security reps where they believe it’s appropriate.

In the longer term, as I mentioned, we may integrate the software into blades, we may do a small meat-sized business product. If that happens, obviously, we’d then take the products more prevalently across our respective channels. But out of the chute, it’s take their great success and try to put more zero’s behind it.

Kip McClanahan - TippingPoint Technologies, Inc. - CEO

That’s exactly right. Peter, we’ve talked about some of the challenge Netscreen Juniper has had in the past and Bruce and I, certainly that’s one of the absolute priorities for you know, even the beginnings of our conversation it was how do we make sure that day one, day 100, day 1,000, beyond, this is— this is uninterrupted success. And part of that is exactly what Bruce said, let’s give our customers more, better, faster, stronger. Another success factor that I think is a great idea and something that we’re pursuing, is to treat TippingPoint as an independent business unit, a division, where we’re gonna keep, you know, we’re gonna go slow, a little bit up front and make sure we don’t break any of the success and traction we have had in the market and quickly behind the scenes get a lot of that integration done. But initially, it’s just give our customers more of what they want, more globally, more quickly.

Bruce Claflin - 3Com Corporation - President & CEO

And I think this ties to Bill Becklean’s question earlier, where his observation, are there certainly channels oriented toward security and some toward networking, and that’s exactly right. And so, it would be foolish to try to take a networking channel and turn them into security experts or vice versa, unless that was consistent with their strategy. So it is only those channels who are moving that way l that will attempt to jointly recruit. Now, I believe one, two, three years from now, we will see that IPS and networking will be tightly linked together, but it makes no sense to try and tightly integrate our organizations until and unless that day comes.

Peter Cooper - Morgan Stanley Analyst

Have you ever thought about branding from a marketing perspective for the next year at least? Will we will see a more TippingPoint-identifiable messaging?

Bruce Claflin - 3Com Corporation - President & CEO

Yeah, we have to do the work on it but definitely.

Peter Cooper - Morgan Stanley - Analyst

Great. Okay, thank you.

Operator

Our next question comes from John Duncan, Pacific Growth Equities.

John Duncan - Pacific Growth Equities - Analyst

Hi, my question’s been answered.

Bruce Claflin - 3Com Corporation - President & CEO

That was easy!

Operator

Once again, as a reminder to our audience, that is star 1 on your touch-tone phone to signal for questions. We’ll go to Stephen Koffler with Wachovia Securities.

Stephen Koffler - Wachovia Securities - Analyst

Question has been answered, thank you.

Operator

We’ll take a follow-up question from Manny Recarey with Kaufman Brothers. Your line is open, sir, please go ahead.

Jeff Englander - Kaufman Brothers - Analyst

Kip, it’s Jeff Englander again. You’ve answered my question and talked about it from the channel perspective, maybe address it from the end user perspective, in the sense that selling into the end market marketplace is different than the security marketplace in the sense that the closures are different, network administrators are concerned more about speeds, little late in seeing the security guys, as you pointed out, are concerned about the bullet-proof vest. If you could talk a little about that. And also it appears that what’s going on is higher-level policy groups forming just an outside organization talking about security policy, and then that’s being implemented in the knock, and talk about how that may affect you know, your sales approach and marketing approach?

Kip McClanahan - TippingPoint Technologies, Inc. - CEO

Yeah, absolutely, and I think you know, a lot of this, really some of this you probably heard from me before, but you know, one of the great points of you know, connection and synergy that we have is this you know, back to some of the phrases we keep using, this network-centric approach that TippingPoint’s taken from the very get-go in terms of trying to solve the intrusion prevention problem.

What that means is in almost every sales cycle we enter into, we come in through the networking group or we come in through the security group or some places that’s one group, but you certainly have two different perspectives on that, and because we’ve taken this very network-centric approach to security, we’re very comfortable having both of those conversations.

And in fact, we know the business is going well when both groups are involved, in the same room, and occasionally you know, what historically has been a fairly conflicted relationship. For example the security guy having something that’s going to benefit the business only to find that that challenges the networking guy, whose objectives are around keeping this network up and reliable and running start to be taken down when they understand what a network-centric approach offers both sides of the house.

In other words, the security guy gets the inline realtime prevention of viruses and worms, trojans, denial of service attacks, spyware, all the stuff we do, and the network guy looks up and goes you mean there’s something in it for me? No latency. You get infrastructure equipment that is managed and feels like you know, a router or a switch. You get stuff that actually improves the performance of the network by scrubbing that bad traffic right off of the network.

All of a sudden, these groups that have been historically a little bit conflicted in their objectives see one product that actually starts to solve both of their problems. And so, I think that’s gonna be one thing that is very leverageable as we sort of go more into some of the 3Com accounts and say, “ Look, we actually do have something to start talking to you about today around networks and even more perhaps at the sea level with some of the security stories.

So you know, if we were talking about a software company that did security today, you know, we’d be a lot more concerned about that sort of problem. The fact that we’ve come at the security problem with a network-centric approach actually makes that a huge point of leverage for us.

Jeff Englander - Kaufman Brothers - Analyst

Thanks very much.

Kip McClanahan - TippingPoint Technologies, Inc. - CEO

My pleasure.

Operator

We’ll take a question from Todd Smith with America’s Growth Capital.

Todd Smith - America’s Growth Capital - Analyst

TippingPoint, obviously, enjoys significantly higher gross margins you know, and the company’s growing, certainly faster than 3Com Corporation. Do you plan up on updating or giving more guidance on where you think corporate margins can go?

Bruce Claflin - 3Com Corporation - President & CEO

Don mentioned that we have no plans at this point. After closing we would expect that the first earnings call after that we will comment more fully on expectations. How far out we’ll look, frankly we’ll determine as we get closer.

Todd Smith - America’s Growth Capital - Analyst

Great, thanks.

Operator

Our next question comes from Long Jiang with UBS.

Long Jiang - UBS - Analyst

Hi. I just have one quick question. In terms of this acquisition, how would it fit into your partnerships with Huawei and also further sales into the Asian market?

Bruce Claflin - 3Com Corporation - President & CEO

Yes, very good question. First, it’s complementary in both a direct and indirect way. So the Huawei-3Com joint venture develops and manufactures a wide variety of enterprise networking products which the venture itself sells into China and some of which are OEM to 3Com to sell around the world. They have no products in this category. And so this is entirely additive and above anything that the joint venture that ever developed. So obviously, there’s no conflict, but beyond that, we’ll make this technology available to the venture to sell in Hong Kong, China, and Tokyo.

It’s their discretion, but it will be made available for them to sell in their markets, but there’s also two other potential advantages, one is I’ll call it a hard and the other’s a soft. To the questions we had earlier about embedding this into the infrastructure, if we believe there truly is a market, then I would expect that 3Com or 3Com in partnership with Huawei, would develop blades that would get integrated into the hardware platforms they build. So, that would be complementary, co-development, where we’re adding value on top of the base product.

And the last one is very much an intangible, but I think just as important as the others. And that is for 3Com to be successful, selling the products developed by the joint venture, we need to be more successful selling to the enterprise, mid to large-sized customers, and to the degree that we now have a highly-innovative leadership position in a subject top of mind to CIO, I believe provides a halo over 3Com’s head where the CIO would say, “Hey, 3Com is relevant to the issues on my mind.”

So doing it allows us to penetrate with security, but also sell the full breadth of our offerings. And that’s a soft and intangible value, but I believe it’s very important and will help all of 3Com, including sale of products developed by our joint venture.

Long Jiang - UBS - Analyst

Okay, thanks, Bruce.

Operator

We have time for one further question. That’s comes from Jiong Shao with Lehman brothers.

Jiang Shao - Lehman Brothers - Analyst

Thanks. A couple quick follow-ups. Can you hear me okay?

Bruce Claflin - 3Com Corporation - President & CEO

Yes, we can.

Jiang Shao - Lehman Brothers - Analyst

Okay, great. What was the cash run rate for TippingPoint? What’s the number of customers TippingPoint has?

Kip McClanahan - TippingPoint Technologies, Inc. - CEO

Let me start with the second question first, and I’m gonna have to see if we can remember the first question. We’ve got between 350 and 400 customers. And many of those customers, in terms of the quarterly burn rate — you know, I’d like to get back with you an exact number. I believe the rate is about 15 and a quarter.

Don Halsted - 3Com Corporation - EVP & CFO

The range is close to break-even on the quarterly burn rate, recently.

Kip McClanahan - TippingPoint Technologies, Inc. - CEO

On a cash basis.

Bruce Claflin - 3Com Corporation - President & CEO

That’s right, okay.

Jiang Shao - Lehman Brothers - Analyst

That was actually my first question. Two parts. My second question was on Cross Beam.

Bruce Claflin - 3Com Corporation - President & CEO

Yes?

Jiang Shao - Lehman Brothers - Analyst

I know 3Com has a partnership with Cross Beam, who I think has partnership with OEMs, may include ISX or other vendors, and I’m just wondering how the TippingPoint product fit with the product you would get from Cross Beam?

Bruce Claflin - 3Com Corporation - President & CEO

Yes, they really address different parts of the security environment. In fact, there are certain companies which have both TippingPoint and the Cross Beam product in the same account. And so, I view them as many cases complementary. Our plan is to continue to sell all of our securities offerings. Read that: our intrusion prevention capabilities from TippingPoint, our security switches source from Cross Beam and internally-developed product, of which the one that’s publicly announced so far, is our embedded firewall technologies at the client device.

You should expect also — I have no plans to do any acquisitions in the securities space. I can answer that definitively for the foreseeable future, but we do have inside 3Com internal R&D efforts on some security solutions for a remote establishment of a large enterprise, and those products will come out over the course of the next calendar year and will again be complementary to TippingPoint.

Jiang Shao - Lehman Brothers - Analyst

Great, thanks, guys.

Operator

And that will conclude today’s question and answer session. I’d like to turn the conference back to Mr. Claflin for closing remarks.

Bruce Claflin - 3Com Corporation - President & CEO

Well, I think we’ve covered a lot of ground. We’re obviously excited about this transaction. We expected it would close in approximately two months. We’ll obviously be able to comment more at that time. For those who follow 3Com specifically, we have our regularly-scheduled earnings call on Thursday and so we look forward to talking with all of you then. Thanks very much.

Kip McClanahan - TippingPoint Technologies, Inc. - CEO

Thank you.

Don Halsted - 3Com Corporation - EVP & CFO

Thank you.

Operator

Thank you for your participation in today’s conference. You may disconnect at this time.

Investor Notices

This transcript includes “forward-looking statements” within the meaning of Section 21E of the Securities Exchange Act of 1934, as amended. The forward-looking statements contained herein include statements about (i) the consummation of the pending acquisition of TippingPoint by 3Com, the benefits of the pending acquisition and the expected timing of the consummation of the acquisition and (ii) the addressable market for IPS and expected growth in that market. These statements are subject to inherent risks and uncertainties that could cause actual results to differ materially from those expressed or implied. Such risks and uncertainties include, among others, the following: approval of the acquisition by the stockholders of TippingPoint; the satisfaction of the conditions to the closing of the acquisition, including the receipt of regulatory approvals; the ability to realize the anticipated benefits or synergies of the transaction in a timely manner or at all; and trends in the networking industry. Additional information relating to the uncertainty affecting TippingPoint’s and 3Com’s businesses are contained in their filings with the Securities and Exchange Commission. Any forward-looking statement speaks only as of the date on which such statement was made, and TippingPoint and 3Com do not undertake any obligation to (and expressly disclaims any such obligation to) update any forward-looking statement to reflect events or circumstances after the date on which such statement was made, or to reflect the occurrence of unanticipated events.

TippingPoint will file a proxy statement and other documents regarding the proposed transaction described in this press release with the Securities and Exchange Commission. INVESTORS AND SECURITY HOLDERS ARE URGED TO READ THE PROXY STATEMENT AND SUCH OTHER MATERIALS WHEN THEY BECOME AVAILABLE, BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION ABOUT TIPPINGPOINT AND THE PROPOSED TRANSACTION. A definitive proxy statement will be sent to security holders of TippingPoint seeking their approval of the transaction. Investors and security holders may obtain a free copy of the definitive proxy statement (when available) and other documents filed by TippingPoint with the SEC at the SEC’s web site at www.sec.gov. The definitive proxy statement and other relevant documents may also be obtained free of cost by directing a request to William Murphy at 512-681-8320.

TippingPoint’s directors and executive officers may be deemed, under Securities and Exchange Commission rules, to be participants in the solicitation of proxies from the TippingPoint stockholders in connection with the proposed transaction. Information about TippingPoint’s directors and officers can be found in TippingPoint’s Proxy Statements and Annual Reports on Form 10-K filed with the SEC. Additional information regarding the interests of those persons may be obtained by reading the proxy statement and other documents regarding the proposed transaction when they become available.